EXHIBIT 99
                                   ----------







                              FOR IMMEDIATE RELEASE

                     SVB Financial Services, Inc. Announces
           Record Fourth Quarter Earnings and Record Earnings for 2002


Somerville, NJ...January 24, 2003 Robert P. Corcoran, President and CEO of SVB Financial Services, Inc., the parent holding company of Somerset Valley Bank, announced record earnings for the fourth quarter of 2002 and year to date 2002.

         Net income for the fourth quarter of 2002 was $678,000 or $.19 per share on a basic and $.18 per share on a diluted basis compared to $462,000 in 2001, which was $.13 per share on a basic and diluted basis. This net income represents an increase of $216,000 or 47%.

         The primary reason for the improvement in earnings was an increase in net interest income of $674,000 or 24% compared to the fourth quarter of 2001. Although the Company's net interest margin declined from 3.80% in the fourth quarter of 2001 to 3.77% for the same period in 2002, the growth of the balance sheet, especially the loan portfolio, offset the effects of the margin decline.

         Total assets increased $76.7 million or 23% to finish the year at $405 million. Loans accounted for $28.6 million of the asset growth.

         Non interest income increased $223,000 or 73% for the quarter. Of this amount $83,000 occurred as gains on the sale of securities, while $33,000 occurred in gains on the sale of loans. Other income improved by $98,000, as a result of increased mortgage servicing and processing income, as well as sales of annuities.

         Partly offsetting the increases in revenue, non interest expenses increased $578,000 or 25% from the fourth quarter of last year. Of this amount $247,000 was salary and benefits expense. The Bank added an additional branch in 2002 as well as increased staff to support its 23% asset growth. An initiative was also begun to sell non-bank products, such as, mutual funds and annuities.

         On a year to date basis, net income was $2,455,000, an increase of $711,000 or 41% from last year. This net income represents earnings per share of $.68 on a basic and $.67 on a diluted basis compared to $.50 on both a basic and diluted basis in 2001.

         Corcoran commented, "In a year which was very light on good economic news and where we have had to deal with interest rates at 40-year lows, we are exceedingly proud of achieving a 41% growth in earnings. Our growth in assets the past two years has been significant and we also continue to increase our market share in Central New Jersey and Somerset County in particular."


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         Corcoran then looked ahead to 2003. "I am sure we will face more challenges in 2003, but I believe we have built a solid foundation over the past eleven years. The opening of our Warren Township Office was very successful with $13 million in deposits in four months. All of our other branches continue to grow in accordance with our plans and we look forward to the opening of our Metuchen office in late 2003."

         Somerset Valley Bank has locations in Somerville, Hillsborough, Bridgewater, Manville, the Arbor Glen retirement facility, Bernards Township, Warren Township, Aberdeen Township in Monmouth County and Edison in Middlesex County. The Bank recently received regulatory approval to open its eleventh location in Metuchen in Middlesex County. As of June 30, 2002, Somerset Valley Bank was ranked sixth of twenty-five banks in Somerset County in terms of deposits with 6.41% of the market.

         SVB Financial Services, Inc. is traded on the NASDAQ National Market under the trading symbol SVBF and can be accessed via the Internet at www.somersetvalleybank.com.

         The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by an "asterisk" (*) or may use such forward-looking terminology as "expect", " look", " believe", " anticipate", " may", " will", or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. SVB Financial Services, Inc. assumes no obligation for updating any such forward-looking statement at any time.